Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (213) 277-5550 rfil@mkr-group.com

RF Industries Announces New Corporate Headquarters

to Support Continued Growth

SAN DIEGO, CA, February 7, 2022 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced that, to support continued growth, it has entered into an agreement to lease a 86,952 square foot facility in the San Diego, California area that will be used as its new corporate headquarters and consolidate its RF Connector and Cable Assembly division and C Enterprises division.

Robert Dawson, President and CEO of RF Industries, commented, “We are excited to announce that this new larger facility will serve both as our corporate headquarters and an advanced production facility that provides a significant opportunity to increase our output and better support our inventory and production needs as we continue to grow. The building is currently being renovated and we expect to move in at the end of 2022. The combined operation will include more than 150 employees and will provide a much better experience for our team and a positive cultural impact that is in line with our Company culture of collaboration, innovation, and creativity. This new facility will also allow for production methodology improvements and cross-training for the team that we anticipate will drive meaningful cost savings synergies.”

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut and North Kingstown, Rhode Island. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including the expected move-in date to RF Industries’ new corporate headquarters and facility and the synergies and cost-savings to be achieved therefrom, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers; changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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